MAYTAG CORPORATION
                                 Exhibit 12
             Computation of Ratio of Earnings to Fixed Charges
              (Amounts in thousands of dollars except ratios)




                         Three
                        Months
                         Ended            Year Ended December 31
                        3-31-94   1993    1992     1991     1990     1989
                        -------   ----    ----     ----     ----     ----
Consolidated pre-tax
 income from
 continuing operations
 before cumulative
 effect of accounting
 changes              $ 53,446 $ 89,870 $  7,546 $123,417 $159,405 $206,972

Interest expense        18,400   75,364   75,004   75,159   81,966   83,398

Depreciation of
 capitalized interest      413    1,546      933      348       57

Interest portion of
 rental expense          2,413   10,480   11,264   11,177    9,183    7,107
                       -------  -------  -------  -------  -------  -------
Earnings              $ 74,672 $177,260 $ 94,747 $210,101 $250,611 $297,477
                       =======  =======  =======  =======  =======  =======

Interest expense      $ 18,400 $ 75,364 $ 75,004 $ 75,159 $ 81,966 $ 83,398

Interest capitalized       101    1,484    3,886    6,329    5,348

Interest portion of
 rental expense          2,413   10,480   11,264   11,177    9,183    7,107
                       -------  -------  -------  -------  -------  -------
Fixed Charges         $ 20,914 $ 87,328 $ 90,154 $ 92,665 $ 96,497 $ 90,505
                       =======  =======  =======  =======  =======  =======




Ratio of earnings
 to fixed charges        3.57     2.03     1.05     2.27     2.60      3.29
                        =====    =====    =====    =====    =====     =====



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